Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) dated as of June 28, 2021, is by and between M.D.C. Holdings, Inc. (the “Company”) and David D. Mandarich (the “Executive”) and amends that Employment Agreement dated as of October 26, 2020, between the Company and the Executive (the “Agreement”). All capitalized terms not otherwise defined in the Amendment have the meanings given them in the Agreement.
The Company and the Executive hereby amend the Agreement as follows:
1.    Section 3(c) of the Agreement is hereby amended to read in its entirety as follows:
(c)    Long-Term Incentive Compensation. (i) The Executive will continue to participate in the Company’s Equity Incentive Plan for employees, as it may be amended, and any successor or supplementary compensation and incentive plans or programs established by the Company (the “Equity Plans”). Notwithstanding the foregoing, the Board of Directors may grant a special long-term incentive compensation award at any time. Long-term incentive compensation awards are deemed “earned” if (1) the Executive is employed on the last day of the applicable performance period, or (2) the award is otherwise fully vested. The payments the Executive is entitled to receive under the Equity Plans and this Section 3(c) are referred to herein as “Long-Term Incentive Compensation.”
(ii) In the event of death, presumed death, the Executive becoming Totally Disabled as defined in Section 3(f)(i), termination of the Executive’s employment by the Company without Cause (which includes a non-renewal by the Company of this Agreement for each Additional Term) or termination by the employee for Good Reason as defined in Section 4(a)(iv), all outstanding unvested Awards (as defined in the Equity Plans) will be fully vested, exercisable, and/or payable at the maximum level (in other words, the Awards will be “Auto-Accelerated”) regardless of whether all vesting conditions relating to length of service, attainment of performance goals, or otherwise have been satisfied. In the event of a Retirement as defined in Section 4(a)(v) or in the event of a Change in Control as defined in Section 4(a)(iii) following which the employment of the Executive is terminated by the Company, (1) all outstanding unvested Awards (as defined in the Equity Plans) other than PSU awards shall be Auto-Accelerated, and (2) with respect to all unvested PSU awards that are outstanding on a Termination Date (as defined below), the number of shares to be earned, issued and delivered to the Executive, if any, for such outstanding PSUs will be determined at the end of the performance periods in which such Retirement or termination of employment following a Change in Control occurs and will be issued and paid to the Executive as though he continued to be employed through the end of the performance period.

2.    Section 4(a)(vii)(2) of the Agreement is hereby amended to read in its entirety as follows:
(2)    Vesting of all unvested options, restricted stock and other equity awards and rights granted to the Executive under the Equity Incentive Plans will be as provided in Section 3(c). In furtherance of the foregoing, in the event outstanding Stock Option Agreements or Restricted Stock Unit Agreements (but excluding all PSU agreements) does not provide accelerated vesting upon termination of employment the terms of such award shall be amended so that all existing options and restricted stock units (but excluding any PSUs) will fully vest as provided in Section 3(c). Further, in the event that the fair market value of restricted stock units on the date of full vesting is less than the fair market value of the restricted stock units on the date of award, additional shares of stock will be granted on the date of full vesting so as to equalize the award value to equal the fair market value of the award on the date of grant.
3.    Section 5(e) of the Agreement is hereby amended to read in its entirety as follows:
(e)    This Section 5(e) shall be construed in accordance with Code Sections 280G and 4999, or any successor provisions thereto, and the guidance issued thereunder (collectively, “Section 280G”), and the terms “parachute payment” and “excess parachute payment” as used herein have the meanings ascribed to them under Section 280G.
(i)    If it shall be determined that the aggregate payments and benefits constituting parachute payments which, but for the operation of this provision, would become payable or distributable by the Company to or for the benefit of the Executive, pursuant to this Agreement, any other agreement, or any benefit plan (collectively, the “Total Payments”), would result in any excess parachute payments becoming subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, collectively, the “Excise Tax”), then the Total Payments shall be reduced to an amount equal to one dollar less than the amount which would cause the parachute payments to be subject to the Excise Tax; provided that the reduction contemplated by this Section 5(e) shall be applied only if the net after-tax benefit to the Executive after such reduction would be greater than the net after-tax benefit to Executive without such reduction (notwithstanding the application of any Excise Tax on the unreduced Total Payments). For the avoidance of doubt, the Executive shall be responsible for the payment of any Excise Tax arising from the Total Payments.
(ii)    The Company will reduce or eliminate the Total Payments by first reducing or eliminating any cash parachute payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other parachute payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other parachute payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.
(iii)    Unless the Company and the Executive otherwise agree in writing, all calculations and determinations necessary to effectuate this provision, including without limitation determinations as to whether a reduction in payments or benefits is required and the amount thereof, whether any item of compensation constitutes a parachute payment, the amount, if any, subject to the Excise Tax (including determinations as to whether any portion of the excess parachute payments constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B)), and the present value of any parachute payment, shall be made, consistent with Section 280G, by Ernst & Young LLP (the “Advisors”). For this purpose, the Advisors may make reasonable assumptions and approximations; may rely on reasonable, good faith interpretations concerning the application of Section 280G; and may rely upon such other tax, legal, valuation or other specialists as they deem appropriate. The Executive’s applicable federal, state, and local income taxes shall be computed at the highest applicable marginal rate, net of the maximum reduction, if any, in federal income taxes which could be obtained from a deduction of such state and local taxes. The Company and the Executive agree to furnish the Advisors with such information and documents as the Advisors reasonably request to make such calculations and determinations as soon as practicable upon such request. The Company shall direct the Advisors to provide the Executive with a written statement of its conclusions, setting forth the basis therefor, including detailed supporting calculations and copies of any written opinions or advice upon which such conclusions rely (the “Report”), within ten business days after their receipt of all required information and documents. The Executive shall have five business days thereafter to notify the Advisors and the Company in writing of any reasonable and substantive objections to the Report. The Company shall direct the Advisors to promptly consider in good faith and respond to such objections, and provide the Executive a revised Report reflecting appropriate adjustments (unless the Advisors determine that no adjustments are necessary). The Advisors’ final calculations and determinations (as adjusted, if applicable) shall be conclusive and binding on all parties for all purposes. The Company shall bear all costs the Advisors may reasonably incur in connection with the process contemplated by this Section 5(e).

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date set forth above.
M.D.C. HOLDINGS, INC.

By:     /s/ Robert N. Martin
Name: Robert N. Martin
    Title:    Senior Vice President and Chief Financial
        Officer

EXECUTIVE

/s/ David D. Mandarich
David D. Mandarich
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